Consent of Independent Accountants

We consent to the inclusion in this registration statement on Form S-1 of our report dated September 19, 1997, except for Note 15 as to which the date is October 8, 1997, on our audits of the combined financial statements of J.G. Wentworth Affiliated Companies. We also consent to the reference to our firm under the captions "Experts" and "Selected Combined Financial Data."


Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
October 14, 1997